Exhibit 4.7

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated as of December 20, 2007 among each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 9 hereof (the “Guarantors” and individually, a “Guarantor”), in favor of Citibank, N.A., (“Citibank”) in its capacity as the administrative agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Security Agreement (as defined below)).

WHEREAS, Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc., and the other borrowers named therein (the “Borrowers”) have entered into that certain Credit Agreement dated December 20, 2007 among the Borrowers, the Lenders party thereto, Citibank, as collateral agent and administrative agent and the other banks and financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”, capitalized terms unless defined herein, shall have the meanings specified in the Credit Agreement)  pursuant to which, among other things, the Lenders have severally agreed to make loans and issue or participate in letters of credit under the Credit Agreement;

WHEREAS, each Borrower has entered into that certain security agreement dated December 20, 2007 among the Borrowers and the Administrative Agent (the “Security Agreement”) to secure their obligations under the Credit Agreement and other Loan Documents, as well as certain cash management obligations in favor of the Administrative Agent, on behalf of the Secured Parties;

WHEREAS, each Guarantor is a direct or indirect wholly-owned Subsidiary of one of the Borrowers; and

WHEREAS, in consideration of the financial and other support that the Secured Parties have provided, and such financial and other support as any Borrower may in the future provide, to the Guarantors, each Guarantor is willing to enter into this Subsidiary Guaranty.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor agrees as follows:

1. The Subsidiary Guaranty.  Each Guarantor hereby, jointly and severally, unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of each Guaranteed Obligation, as hereinafter defined.  Upon failure by any Borrower to pay punctually any Guaranteed Obligation, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the instrument evidencing such Guaranteed Obligation (or, in the case of any extension of time of payment or renewal of any Guaranteed Obligation, in accordance with the terms of such extension or renewal).  “Guaranteed Obligations” means (i) the “Obligations” (as defined in the Credit Agreement) payable by any Borrower from time to time pursuant to the Credit Agreement or any Secured Agreement (as defined in the Security Agreement) (including, without limitation, any interest (“Post-Petition Interest”) which accrues (or which would accrue but for such case, proceeding or action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Borrower (whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) with respect to such amounts) and (ii) any renewals, refinancings or extensions of any of the foregoing (including Post-Petition Interest).

2. Guarantee Unconditional.  The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower under the Credit Agreement or any Secured Agreement, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Credit Agreement or any Secured Agreement;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower under the Credit Agreement or any Secured Agreement;

(d) any change in the corporate existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or its assets or any resulting release or discharge of any obligation of any Borrower contained in the Credit Agreement or any Secured Agreement;

(e) the existence of any claim, set-off or other rights which any Guarantor may have at any time against any Borrower, the Administrative Agent or the Secured Parties or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Borrower for any reason of the Credit Agreement or any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of any amounts payable pursuant to the Credit Agreement or any Secured Agreement; or

(g) any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Secured Party or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

3. Limit of Liability.  Each Guarantor shall be liable under this Subsidiary Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

4. Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances.  Each Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full.  If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, such Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

5. Waiver by Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against such Guarantor, any Borrower or any other person or entity.

6. Subrogation.  Upon making full payment with respect to any obligation of any Borrower hereunder, such Guarantor shall be subrogated to the rights of the payee against such Borrower with respect to such obligation; provided that such Guarantor shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid.

7. Stay of Acceleration.  If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement or any Secured Agreement, shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent, on behalf of the Secured Parties.

8. Representations and Warranties.  Each Guarantor represents and warrants to the Administrative Agent and each Secured Party that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) the execution, delivery and performance by such Guarantor of this Subsidiary Guaranty are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate or other company action;

(c) this Subsidiary Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) the execution, delivery and performance of this Subsidiary Guaranty (i) do not require any material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, except the approvals, consents, exemptions, authorizations, actions, notice and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) will not, (x) in any material way, conflict with or result in any breach or contravention of any contractual obligation to which such Guarantor is a party or affecting such Guarantor or the properties of such Guarantor or (y) contravene the terms of such Guarantor’s Organizational Documents, or  (iii) violate any material law in any material way except to the extent that such violation or default (except for clause (ii)) could not reasonably be expected to have a Material Adverse Effect; and

(e) there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Guarantor, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Guarantor or against any of its properties or revenues that could, individually or in the aggregate. reasonably be expected to have a Material Adverse Effect.

9. Additional Guarantors. Upon the execution and delivery by any Subsidiary of a Guaranty Supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Subsidiary Guaranty to a “Guarantor” shall also mean a reference to such Additional Guarantor, and each reference in any Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Subsidiary Guaranty,” “hereunder,” “hereof” or words of like import referring to this Subsidiary Guaranty, and each reference in any other Loan Document to “the Subsidiary Guaranty,” “thereunder,” “thereof” or words of like import referring to this Subsidiary Guaranty, shall mean and be a reference to this Subsidiary Guaranty as supplemented by the Guaranty Supplement.

10. Taxes.   Any and all payments by or on account of any Guaranteed Obligation of each Guarantor hereunder shall be made free and clear of and without deduction for Indemnified Taxes or Other Taxes, in accordance with Section 2.19 of the Credit Agreement.

11. Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.01 of the Credit Agreement, and in the case of any such notice, request or other communication to any Guarantor, shall be given to it in care of the Borrowers’ Agent.

12. No Waiver.  No failure or delay by the Administrative Agent or any Secured Party in exercising any right, power or privilege under this Subsidiary Guaranty shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. Amendments and Waivers.  Any provision of this Subsidiary Guaranty may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Administrative Agent (on behalf of the Secured Parties) and each Guarantor.

14. Successors and Assigns.  This Subsidiary Guaranty shall be binding upon each Guarantor and its successors and assigns, for the benefit of the Administrative Agent, the Secured Parties and their respective successors and assigns, except that no Guarantor may transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Lenders.

15. Governing Law; Jurisdiction.  (a)     This Subsidiary Guaranty shall be construed and interpreted in accordance with and governed by the law of the State of New York.

(b)            To the extent it may effectively do so under applicable law, each Guarantor (1) irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Subsidiary Guaranty or any other document contemplated thereby, and (2) irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)            Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (b) above brought in any such court shall be conclusive and binding upon such Guarantor and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Guarantor is or may be subject) by a suit upon such judgment.

(d)            To the extent it may effectively do so under applicable law, each Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (b) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Guarantor set forth or referred to in Section 11. To the extent it may effectively do so under applicable law, each Borrower agrees that such service (x) shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding and (y) shall be taken and held to be valid personal service upon and personal delivery to such Guarantor.

(d)            Nothing in this Section 15 shall affect the right of any Agent or Lender to serve process in any manner permitted by law, or limit any right that any Agent or Lender may have to bring proceedings against any Guarantor in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

16.            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUBSIDIARY GUARANTY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.            Guaranty Limitations in Respect of Millennium Chemicals Inc.Any amount that may be guaranteed by Millennium Chemicals Inc or any of its Subsidiaries, shall not exceed the amount permitted to be Incurred (as defined in the Millennium Indenture (as defined below)) as Funded Debt (as defined in the Millennium Indenture) as more fully set forth in Section 1009 of the Millennium Indenture; provided, however, that upon the refinancing in full of the Millennium America Inc. 7⅝ Senior Notes due 2026 (the “Millennium Notes”), this Section 17 shall cease to operate and have any force and effect as of the date of such refinancing. For purposes of this section, “ Millennium Indenture” means the indenture dated January 29, 1996 in respect of the Millennium Notes, as supplemented by a Supplemental Indenture dated February 15, 1996, December 1, 1997, December 3, 2000 and November 17, 2000, as in effect on the Closing Date (as defined therein).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.
LYONDELL REFINING COMPANY LLC
LYONDELL HOUSTON REFINERY INC.
LYONDELL CHEMICAL NEDERLAND, LTD.
LYONDELL-EQUISTAR HOLDINGS PARTNERS
LYONDELL (PELICAN) PETROCHEMICAL L.P. 1, INC.
LYONDELL LP4 INC.
LYONDELL LP3 GP, LLC
MILLENNIUM PETROCHEMICALS PARTNRS, LP
MILLENNIUM US OP CO LLC
MILLENNIUM AMERICA INC.
MILLENNIUM AMERICA HOLDINGS INC.
MILLENNIUM WORLDWIDE HOLDINS I INC.
MILLENNIUM CHEMICALS INC.
MILLENNIUM PETROCHEMICALS GP LLC
LYONDELL CHEMICAL TECHNOLOGY MANAGEMENT, INC.
LYONDELL REFINING I, LLC
LYONDELL LP3 PARTNERS, LP
LYONDELL PETROCHEMICAL L.P. INC.
LYONDELL EUROPE HOLDINGS INC.
LYONDELL CHEMICAL PRODUCTS EUROPE, LLC
LYONDELL CHIMIE FRANCE LLC
MILLENNIUM SPECIALTY CHEMICALS INC.
MILLENNIUM PETROCHEMICALS INC.
LYONDELL CHEMICAL TECHNOLOGY, L.P.
LYONDELL CHEMICAL TECHNOLOGY 1, INC.

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

    Agreed to and accepted by:

    CITIBANK, N.A.
    as Administrative Agent

By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Vice President

Exhibit A

to Subsidiary Guaranty

GUARANTY SUPPLEMENT NO. [__] dated as of [________] between [NAME OF ADDITIONAL GUARANTOR] (a “Guarantor”) and Citibank, N.A., as Administrative Agent for the benefit of the Secured Parties.

A.            Reference is made to the Credit Agreement, dated as of December [20], 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc., the other borrowers named therein, the lenders party thereto, Citibank, N.A., as collateral agent and administrative agent and the other banks and financial institutions party thereto.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Subsidiary Guaranty.

C.            The Guarantors have entered into the Subsidiary Guaranty in order to induce the Secured Parties, among other things, to extend loans and issue letters of credit and provide cash management services to the Borrowers.

D.            Section 5.03 of the Credit Agreement and Section 9 of the Subsidiary Guaranty provide that additional Subsidiaries may become Guarantors under the Subsidiary Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. Each undersigned Subsidiary (each an “Additional Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Subsidiary Guaranty in order to induce the Secured Parties, among other things, to extend loans and issue letters of credit and provide cash management services to the Borrowers, and as consideration for such extensions of credit previously made to the Borrowers.

Accordingly, the Administrative Agent and each Additional Guarantor agree as follows:

SECTION 1.                                 In accordance with Section 9 of the Subsidiary Guaranty, each Additional Guarantor by its signature below becomes a Guarantor under the Subsidiary Guaranty with the same force and effect as if originally named therein as a Guarantor and each Additional Guarantor hereby (a) agrees to all the terms and provisions of the Subsidiary Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (or, where such representations and warranties expressly relate to an earlier date, as of such earlier date). Each reference to a Guarantor in the Subsidiary Guaranty shall be deemed to include each Additional Guarantor. The Subsidiary Guaranty is hereby incorporated herein by reference.

SECTION 2.                                 Each Additional Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that the execution, delivery and performance by it of this Guaranty Supplement are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate or other company action, and constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.                                 This Guaranty Supplement may be executed by one or more of the parties to this Guaranty Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guaranty Supplement signed by all the parties shall be lodged with the Borrowers’ Agent and the Administrative Agent.  This Guaranty Supplement shall become effective as to each Additional Guarantor when the Administrative Agent shall have received counterparts of this Guaranty Supplement that, when taken together, bear the signatures of such Additional Guarantor and the Administrative Agent.

SECTION 4.                                 Except as expressly supplemented hereby, the Subsidiary Guaranty shall remain in full force and effect.

SECTION 5.                                 THIS GUARANTY SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.                                 All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.01 of the Credit Agreement. All communications and notices hereunder to each Additional Guarantor shall be given to it in care of the Borrowers’ Agent at its address set forth in Section 10.01 of the Credit Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, each Additional Guarantor and the Administrative Agent have duly executed this Guaranty Supplement as of the day and year first above written.

as Guarantor

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title: